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                                                                   EXHIBIT 99.1


                         [FORWARD AIR CORPORATION LOGO]


                                                                   NEWS RELEASE
Contact: Andrew C. Clarke
         Chief Financial Officer
         and Senior Vice President
         (423) 636-7000

             FORWARD AIR SETTLES UNFAIR COMPETITION AND TRADEMARK
                     INFRINGEMENT CLAIMS AGAINST US XPRESS

GREENEVILLE, Tenn. (November 25, 2002) - Forward Air Corporation
(Nasdaq/NM:FWRD) announced today that the parties had agreed to settle Forward Air's unfair competition and trademark infringement litigation against US Xpress Enterprises, Inc. (Nasdaq/NM:XPRSA).

The settled litigation involves a multi-claim suit filed by Forward Air in the Federal District Court in Greeneville, Tennessee, and arises out of the December 2000 acquisition by Forward Air of assets of the former Dedicated Transportation Services, Inc. As a linehaul transportation provider to Dedicated, US Xpress had made a competing bid to acquire the same assets. When it was outbid by Forward Air, US Xpress attempted to collect past due linehaul charges by stopping numerous trucks hauling DTSI freight resulting in a nationwide disruption of service. Later, US Xpress elected to initiate a competing airport-to-airport expedited service using "Dedicated" as part of its trade name.

In the settlement, US Xpress agreed to pay $1.3 million in cash and terminate use of the "Dedicated" name to settle all matters in controversy. The Company expects to record a one-time gain of approximately $1.0 million in the fourth quarter of 2002, which reflects the settlement amount net of legal expenses. In commenting on the settlement, Bruce Campbell stated, "While we remain convinced that a trial of our claims would have been successful, we believe that the settlement with US Xpress represents a fair compromise of our differences."

Forward Air Corporation is a high-service-level contractor to the air cargo industry providing time-definite service in the United States and Canada.

This press release and statements made by the Company in reports to its shareholders and public filings, as well as oral public statements by the Company's representatives, may contain certain forward-looking information that is subject to certain risks and uncertainties that could cause actual results to differ materially from those projected. Without limitation, factors that might cause such a difference include economic factors such as recessions, inflation, higher interest rates and downturns in customer business cycles, the Company's inability to maintain its historical growth rate because of a decreased volume of freight moving through the Company's network, competition, surplus inventories, loss of a major customer, the ability of the Company's information systems to handle increased volume of freight moving through its network, and the availability and compensation of qualified independent owner-operators to serve the Company's transportation needs. The Company disclaims any intent or obligations to update these forward-looking statements.

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